Exhibit 99.1

For Immediate Release

NEORX ANNOUNCES IND FILING FOR NX 473 NEXT GENERATION
PLATINUM COMPOUND TO TREAT SMALL CELL LUNG CANCER

Seattle, WA (October 26, 2004) – NeoRx Corporation (NASDAQ: NERX) today announced that it has filed an investigational new drug (IND) application with the U.S. Food and Drug Administration for a Phase II clinical trial of NX 473, the Company’s next generation platinum product candidate, in patients with small cell lung cancer (SCLC).

“Our first IND for NX 473 represents a significant step toward our goal to develop and commercialize a diverse pipeline of oncology products,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx.  “Our plan is to initiate the lung cancer Phase II trial in the first half of 2005, followed by a pilot study with NX 473 for the treatment of colorectal cancer.”

The randomized phase II clinical trial proposes to enroll 120 patients with SCLC that are refractory or resistant to previous platinum therapy and examine the impact of treatment with NX 473 on clinical response. The NX 473 platinum-based compound was developed to overcome the limitations of existing platinum compounds, including platinum resistance and toxicities to the kidney and peripheral nervous system. NX 473 has demonstrated evidence of activity and a manageable safety profile in previous Phase I and II trials for this and other tumor indications.

“There are currently no FDA approved treatment options available for patients with refractory or resistant small cell lung cancer,” said Alan Glassberg, M.D., clinical professor of medicine, University of California San Francisco (UCSF), associate director for clinical Care, UCSF Comprehensive Cancer Center, and a NeoRx director.  “The IND application for NX473 is exemplary of NeoRx’s commitment to finding better ways to treat cancer.”

“While platinum products have become well-established in oncology treatment over the past decades, specific toxicities and platinum resistance limit their use in some cases.  To date, NX 473 has not demonstrated these limitations after being evaluated in clinical trials involving more than 500 patients,” said Karen Auditore-Hargreaves, Ph.D., president and chief operating officer of NeoRx.  “We believe NX 473 has the potential to provide a treatment option to cancer patients whose tumors become resistant to other platinum therapies or who may not be able to tolerate other therapies.”

About NX 473

NX 473 has been studied as a single agent and in combination with other cancer therapeutics.  Previous studies have shown anti-tumor activity in several types of cancer including hormone-resistant prostate cancer, ovarian, breast, and small cell lung cancers.  Clinical studies have indicated NX 473 has an acceptable safety profile and has not been associated with kidney or peripheral nervous system toxicities characteristic of cisplatin.  NeoRx acquired rights to develop, manufacture and commercialize NX 473 from AnorMED, Inc. in April of 2004.

About Small Cell Lung Cancer

Lung cancer is the most common cause of cancer death among men and women in the United States. According to the American Cancer Society, an estimated 174,000 Americans will develop lung cancer in 2004, and 160,000 in the U.S. will die from this disease in 2004.  More people will die from lung cancer than from colon, breast and prostate cancers combined.  SCLC is the most lethal variant of lung cancer and accounts for approximately 20 percent of all lung cancer cases.

About NeoRx Corporation

NeoRx is a cancer therapeutics development company.  The Company’s product pipeline includes STRTM (Skeletal Targeted Radiotherapy), currently in a pivotal phase III clinical trial for patients with primary refractory multiple myeloma, and NX 473, a next-generation platinum therapy that the Company plans to evaluate in the treatment of patients with advanced lung and colorectal cancers.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and strategic goals that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the availability of working capital and financing sources for the development of NeoRx’s product candidates, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner, NeoRx’s ability to successfully commercialize product candidates, and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003, and Quarterly Report on Form 10- Q for the quarter ended June 30, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Julie Rathbun	Jody Cain (jcain@lhai.com)
Corporate Communications	Bruce Voss (bvoss@lhai.com)
206-286-2517	310-691-7100
jrathbun@neorx.com

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